FOR IMMEDIATE RELEASE


      ANSCHUTZ TO MAKE ADDITIONAL INVESTMENT IN FOREST OIL


DENVER, COLORADO - JANUARY 12, 1998 - Forest Oil Corporation (NYSE:FST) announced today that it has agreed to issue 6.17 million shares of common stock to The Anschutz Corporation (Anschutz) in exchange for certain oil and gas assets.

The oil and gas assets include four producing oil and natural gas fields in Utah and Wyoming including the Anschutz Ranch property. These fields have net proved developed producing reserves estimated at 7.1 million barrels of hydrocarbon liquids and 48 billion cubic feet (bcf) of natural gas or approximately 90 billion cubic feet equivalent (bcfe).

In addition, Anschutz will contribute all of its Canadian oil and gas assets, primarily comprised of approximately 170,000 net acres of undeveloped land.

Anschutz will also contribute certain of its international oil and gas assets comprised of 10 international concessions encompassing approximately 11 million net acres of undeveloped land.

This transaction is subject to certain conditions, including preparation of a definitive agreement, approval by Forest's independent directors, receipt of a fairness opinion from an investment banking firm and approval of the company's shareholders other than Anschutz. After the transaction, Anschutz will own approximately 40% of the outstanding common shares of Forest.

Robert S. Boswell, president and chief executive officer of Forest stated, "This asset base fortifies our Rocky Mountain position with long-lived, stable reserves with acceleration upside. In addition, the international assets of Anschutz, which took a number of years to accumulate, provide us instantly with significant longer term exploratory potential."

"With the recent acquisition in Louisiana, and the Anschutz Rocky Mountain fields, we believe we are of sufficient size to begin a disciplined international exploration program. Our international focus will be developed over a longer period of time in a manner which will not dilute our North American activities."

David H. Keyte, executive vice president and chief financial officer of Forest, said, "This transaction will be accretive to cash flow and earnings per share in 1998. This acquisition provides an estimated 10 bcfe of domestic production in 1998. In addition, the longer term upside provided by the Anschutz international acreage makes this acquisition attractive from a financial perspective. Further, the transaction will allow Forest significant flexibility in pursuing de-leveraging options to attain a 40% leveraged capital structure by the end of 1998."

This news release includes forward looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, it can give no assurance that expected results will be achieved. Important factors that could cause actual results to differ materially from those in the forward looking statements herein include drilling risks, environmental risks, operating risks and other risk factors as described in the company's 1996 Annual Report and Form 10-K as filed with the Securities and Exchange Commission.

Forest Oil Corporation is engaged in the acquisition, exploration, development, production and marketing of natural gas and crude oil in North America. Forest's principal reserves and producing properties are located in the Gulf of Mexico, Texas, Oklahoma, Wyoming and Canada. Forest's common stock trades on the New York Stock Exchange under the symbol FST.

January 12, 1998